UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — January 15, 2009

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	000-51686 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
101 College Road East
Princeton, New Jersey 08540
(Address of principal executive offices)
Registrant’s telephone number, including area code: (609) 228-8220
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)     On January 15, 2009, the board of directors (the “Board”) of NUCRYST Pharmaceuticals Corp. (the “Company”) increased the size of the Board from six directors to seven and appointed Mr. Drew Fitch to fill the newly created seat, effective January 16, 2009
Mr. Fitch was identified to the Company for consideration as a candidate for appointment to the Board by The Westaim Corporation (“Westaim”), the Company’s controlling shareholder, which holds approximately 75% of the Company’s outstanding common shares. Mr. Fitch is the President, Chief Executive Officer, and a director of Westaim. Mr. Fitch is not expected to be named to serve on any committees of the Board at this time.
There are no transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his service to the Company as a director, Mr. Fitch waived the entitlement to receive director fees and equity compensation under the Company’s Director Compensation Policy. In connection with his service, Mr. Fitch and the Company will enter into the Company’s standard Indemnity Agreement, in substantially the form previously filed as Exhibit 10.26 to Form F-1/A filed December 16, 2005, pursuant to which the Company will agree to indemnify Mr. Fitch for claims arising in connection with his service as a director.
On January 16, 2009, the Company issued a press release announcing the appointment of Mr. Fitch to its Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(d)   Exhibits.

Exhibit
Number	Description

99.1	Press Release, dated January 16, 2009, titled “NUCRYST Pharmaceuticals appoints a new director.”
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
	By:	/s/ Carol L. Amelio
Carol L. Amelio
Dated: January 16, 2009.		Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated January 16, 2009, titled “NUCRYST Pharmaceuticals appoints a new director.”